Exhibit 10.1
THE GOLDMAN SACHS
LONG-TERM PERFORMANCE INCENTIVE PLAN
(December 17, 2010)

The Goldman Sachs
Long-Term Performance Incentive Plan
     Section 1. Purpose. The purpose of The Goldman Sachs Long-Term Performance Incentive Plan (this “Plan”) is to promote the interests of The Goldman Sachs Group, Inc. (“GS Inc.”) and its subsidiaries and affiliates (together with GS Inc., and their and its successors, the “Firm”) by enabling the Firm to provide participating managing directors and other key employees who are responsible for the management, growth, stability and profitability of the Firm’s business with appropriate incentives to encourage them to continue in the employment of the Firm and to promote the Firm’s long-term growth, stability and profitability. It is intended that this Plan will assist the Firm in balancing risk and financial results in a manner that does not encourage employees to expose the Firm to imprudent risks.
     Section 2. Administration.
     (a) Subject to Section 2(d), this Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of GS Inc. (the “Board”), whose members shall serve at the pleasure of the Board. Unless otherwise determined by the Board, the Committee shall be the committee appointed by the Board to administer The Goldman Sachs Amended and Restated Stock Incentive Plan (as it may be amended from time to time, including any successor or substitute plan, the “SIP”) as described in Section 1.2.11 of the SIP.
     (b) The Committee shall have complete control over the administration of this Plan, subject to Section 6(s), and shall have the authority in its sole discretion to: (i) exercise all of the powers granted to it under this Plan, (ii) construe, interpret and implement this Plan and any Award Agreement (as defined in Section 3), (iii) prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations governing its own operations, (iv) make all determinations necessary or advisable in administering this Plan, (v) correct any defect, supply any omission and reconcile any inconsistency in this Plan and any Award Agreement, (vi) amend this Plan to reflect changes in applicable law (whether or not the rights of the Participant with respect to any Award (as defined in Section 4) are adversely affected, unless otherwise provided in such Participant’s Award Agreement), (vii) grant Awards and determine who shall receive Awards, when such Awards shall be granted and the terms of such Awards, including setting forth provisions with regard to termination of employment, such as termination of employment for Cause (as defined in the SIP) or due to death, Extended Absence (as defined in the SIP) or Retirement (as defined in the SIP), except with respect to a grant of an equity-based Award which grant and other terms shall be made under and otherwise be subject to the SIP, and (viii) unless otherwise provided in an Award Agreement, amend any outstanding Award Agreement in any respect (whether or not the rights of the Participant with respect to such Award are adversely affected, including, without limitation, to (1) accelerate the time or times at which the Award becomes vested or paid and (2) waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of this Plan, the Committee may, without amending this Plan, establish special rules applicable to Awards (as defined in Section 4) to Participants who are foreign nationals, are employed outside the United States or both and grant Awards (or amend existing Awards) in accordance with those rules.

     (c) The determination of the Committee on all matters relating to this Plan or any Award Agreement shall be final, binding and conclusive.
     (d) Notwithstanding anything to the contrary contained herein, (i) the Committee may allocate among its members and may delegate some or all of its authority or administrative responsibility to such individual or individuals who are not members of the Committee as it shall deem necessary or appropriate and (ii) the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer this Plan, in which case, the Board shall have all of the authority and responsibility granted to the Committee herein. Unless otherwise determined by the Committee, any person or group to whom powers, responsibilities or duties have been delegated under the SIP (including SIP Administrators, as defined in the SIP, and the individuals who from time to time constitute the administrative committee of the SIP that has been delegated certain authority by the Committee) shall have the corresponding powers, responsibilities and duties with respect to this Plan. References herein to “the discretion” or “the sole discretion” of the Committee shall be deemed to include the discretion of any such person or group to whom the relevant authority or responsibility of the Committee has been allocated or delegated. In delegating its authority, the Committee shall consider the extent to which any delegation may cause Awards to fail to be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), or to fail to meet the requirements of Rule 16b-3(d)(1) or Rule 16b-3(e) under the Exchange Act, in each case where applicable.
     (e) No member of the Board or the Committee or any employee of the Firm (each such person, a “Covered Person”) shall have any liability to any person (including, without limitation, any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Award Agreement. Each Covered Person shall be indemnified and held harmless by GS Inc. against and from (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with GS Inc.’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that GS Inc. shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once GS Inc. gives notice of its intent to assume the defense, GS Inc. shall have sole control over such defense with counsel of GS Inc.’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under GS Inc.’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, as a matter of law, or otherwise, or any other power that GS Inc. may have to indemnify such persons or hold them harmless.
     Section 3. Persons Eligible for Awards. The Committee shall designate those participating managing directors and other key employees of the Firm who shall receive Awards in accordance with this Plan (the “Participants”). Each employee designated as a Participant shall be notified in writing and shall execute any written forms or agreements required to participate in this Plan and receive Awards in accordance with this Plan. An Award may be granted to a Participant by means of a grant of an Award to a trust or other entity for the benefit of such Participant, or in which such Participant has a beneficial or other interest, as the Committee, in its sole discretion, shall deem necessary or appropriate and any such grant will be treated as a grant to the Participant for purposes of this Plan. Each Award granted in accordance with this Plan shall be evidenced by a document, which shall contain such provisions and conditions as the Committee deems appropriate (and which may incorporate by reference some or all of the provisions of this Plan) (the “Award Agreement”). The Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted in accordance with this Plan or any award granted under any other plan of the Firm. By accepting an Award, a Participant thereby agrees that the Award shall be subject to all of the terms and provisions of this Plan and the applicable Award Agreement.
     Section 4. Types of Awards. Awards granted in accordance with this Plan (“Awards”) may consist of (i) cash awards, (ii) equity-based awards (including, without limitation, Options, SARs, Restricted Shares, RSUs and Dividend Equivalent Rights (each as defined in the SIP)), or any other award permitted to be granted under the SIP and/or (iii) other securities of GS Inc. or other property, subject in each case to the terms and conditions of this Plan (including the provisions of Section 6(s)).
     Section 5. Terms of Awards. Awards granted in accordance with this Plan may be subject to the following terms and conditions, and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee, in its sole discretion, shall deem desirable.
     (a) Vesting; Performance Goals; Payment. The timing and conditions for vesting and/or payment of Awards (including the delivery of shares of GS Inc. common stock or other securities of GS Inc. (or other property or cash) or removal of any Transfer Restrictions (as defined in Section 5(c)), including any events which would accelerate vesting and/or payment of Awards, shall be determined by the Committee, in its sole discretion, and may include continued services to the Firm for a specified period and/or the achievement of one or more performance goals, or such other events or requirements as the Committee may determine, in its sole discretion. In particular, the amounts payable under an Award in equity, cash or other property may vary based on, be indexed to, or be conditioned all or in part on, the satisfaction of one or more performance goals, which performance goals may relate to such measures or combination of measures of individual performance and/or the Firm’s performance (including, without limitation, any divisional, business unit or other performance) as the Committee, in its sole discretion, deems appropriate (the “Performance Goals”). Performance Goals may be absolute or relative, may include, without limitation, risk-based adjustments or adjustments for items that are unusual in nature or infrequent in occurrence, may be measured over a specified performance period which may be a fiscal year or any longer or shorter period of time, and may be based on, without limitation, return on equity, return on common equity, total shareholder return, market price of GS Inc. common stock or the market price, face amount or discounted value of other debt or equity securities, book value per share, earnings per share, net income, pre-tax operating income, net revenues or pre-tax earnings.

     (b) Forfeiture; Recapture. Unless the Committee determines otherwise, the Participant’s rights in respect of all of his or her outstanding Awards (whether or not vested) shall immediately terminate and such Awards shall cease to be outstanding if: (i) the Participant attempts to have any dispute under this Plan or his or her Award Agreement resolved in any manner that is not provided for by Section 6(h), (ii) the Participant in any manner, directly or indirectly, (1) Solicits any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm or (2) interferes with or damages (or attempts to interfere with or damage) any relationship between the Firm and any Client or (3) Solicits any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise, (iii) the Participant fails to certify to GS Inc., in accordance with procedures established by the Committee, that the Participant has complied, or the Committee determines that the Participant in fact has failed to comply, with all the terms and conditions of this Plan or Award Agreement or (iv) any event constituting Cause occurs with respect to the Participant. By accepting delivery of shares of GS Inc. common stock or any other payment in accordance with this Plan, the Participant shall be deemed to have represented and certified at such time that the Participant has complied with all the terms and conditions of this Plan and the Award Agreement. For purposes of this Section, the terms “Solicit,” “Client,” “Competitive Enterprise” and “Cause” have the meanings set forth in the SIP.
     (c) Transfer Restrictions. The Committee, in its sole discretion, may specify in the applicable Award Agreement that, following the applicable delivery date, some or all of any shares of GS Inc. common stock, other securities of GS Inc. or other property or cash deliverable in connection with any Awards may not (as applicable) be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by a Participant (collectively referred to as the “Transfer Restrictions”) and any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions shall be void. Without limiting the foregoing, the Committee may also direct that any stock certificate (or other appropriate document or evidence of ownership) representing shares of GS Inc. common stock or other securities of GS Inc. delivered in connection with any Awards shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop order against any legended shares.
     (d) Termination of Employment; Death; Change in Control. The Committee, in its sole discretion, may specify in the applicable Award Agreement the effect of a termination of employment, death or a Change in Control (as defined in the SIP) on any Award held by a Participant, including the adjustment or other treatment of performance goals.
     (e) Deferral of Awards. Subject to approval by the Committee and to any requirements imposed by the Committee in connection with such approval and to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), each Participant may be eligible to defer receipt, under the terms and conditions of any applicable deferred compensation plan of the Firm, of part or all of any payments otherwise due under any Award.

     (f) Repayment. The Committee may determine that amounts paid pursuant to an Award in accordance with this Plan be repaid to the Firm, which terms shall be set forth in the applicable Award Agreement.
     Section 6. General Provisions.
     (a) Amendment, Termination, etc. Unless otherwise provided in this Plan or an Award Agreement, the Board (which may act through the Compensation Committee thereof) may from time to time modify, alter, revise or amend this Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any Participant, and may terminate this Plan at any time. All Awards made in accordance with this Plan prior to the termination of this Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of this Plan and the applicable Award Agreements.
     (b) Nonassignability. Unless otherwise provided in an Award Agreement, no Award (or any rights granted to any person in accordance with this Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), either voluntarily or involuntarily, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the provisions of this Section 6(b) shall be void. All terms and conditions of this Plan and the Award Agreements shall be binding upon any permitted successors and assigns.
     (c) Required Consents. If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of GS Inc. common stock or the delivery of any cash, securities or other property under any Award granted in accordance with this Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The term “consent” as used herein with respect to any plan action includes (i) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (ii) any and all consents by the Participant to (1) the Firm’s supplying to any third party recordkeeper of this Plan such personal information as the Committee deems advisable to administer this Plan, (2) the Firm’s deducting amounts from the Participant’s wages, or another arrangement satisfactory to the Committee, to reimburse the Firm for advances made on the Participant’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (iii) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee.
     (d) Limitations Imposed under Section 162(m). Notwithstanding any other provision hereunder, prior to a Change in Control (as defined in the SIP), if and to the extent that the Committee determines GS Inc.’s federal tax deduction in respect of a particular Participant’s Award may be limited as a result of Section 162(m), the Committee may determine to delay delivery or payment under the Award in such manner as it deems appropriate.

     (e) Plan Creates No Employment Rights. Neither the grant of an Award nor any provision in this Plan or an Award Agreement shall confer upon any Participant the right to continue in the employ of the Firm or affect any right which the Firm may have to terminate or alter the terms and conditions of the Participant’s employment.
     (f) Nature and Form of Awards. All grants of Awards and deliveries of shares of GS Inc. common stock, cash or other property under an Award granted in accordance with this Plan shall constitute a special discretionary incentive payment to the Participant and shall not be required to be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Firm or under any agreement with the Participant, unless the Firm specifically provides otherwise.
     (g) Non-Uniform Determinations. None of Committee’s determinations under this Plan and Award Agreements need to be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under this Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (i) the persons to receive Awards, (ii) the terms and provisions of Awards and (iii) whether a Participant’s employment has been terminated for purposes of this Plan.
     (h) Arbitration; Choice of Forum.
          (1) Unless otherwise specified in an applicable Award Agreement, it shall be a condition of each Award that any dispute, controversy or claim between the Firm and a Participant, arising out of or relating to or concerning this Plan or applicable Award Agreement, shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter in New York City (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by the Participant must first be submitted to the Committee in accordance with claims procedures determined by the Committee. This Section 6(h)(1) is subject to the provisions of Section 6(h)(2) and Section 6(h)(3) below.
          (2) Unless otherwise specified in an applicable Award Agreement, it shall be a condition of each Award that the Firm and the Participant irrevocably submit to the exclusive jurisdiction of any state or federal court located in the city of New York over any suit, action or proceeding arising out of or relating to or concerning the Plan or the Award that is not otherwise arbitrated or resolved according to Section 6(h)(1). This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. By accepting an Award, the Participant acknowledges that the forum designated by this Section 6(h)(2) has a reasonable relation to the Plan, any applicable Award and to the Participant’s relationship with the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm from bringing any suit, action or proceeding in any other court for the purpose of enforcing the provisions of this Section 6(h) or otherwise.

          (3) Unless otherwise specified in an applicable Award Agreement, the agreement by the Participant and the Firm as to forum is independent of the law that may be applied in the suit, action or proceeding and the Participant and the Firm agree to such forum even if the forum may under applicable law choose to apply non-forum law. By accepting an Award, (a) the Participant waives, to the fullest extent permitted by applicable law, any objection which the Participant may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 6(h)(2), (b) the Participant undertakes not to commence any action arising out of or relating to or concerning any Award in any forum other than a forum described in this Section 6(h) and (c) the Participant agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Participant and the Firm.
          (4) Unless otherwise specified in an applicable Award Agreement, by accepting an Award, the Participant irrevocably appoints each General Counsel of GS Inc. as his or her agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning this Plan or any Award which is not arbitrated pursuant to the provisions of Section 6(h)(1), who shall promptly advise the Participant of any such service of process.
          (5) Unless otherwise specified in an applicable Award Agreement, by accepting an Award, the Participant agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 6(h), except that the Participant may disclose information concerning such dispute, controversy or claim to the arbitrator or court that is considering such dispute, controversy or claim or to his or her legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).
     (i) No Rights; Waiver of Claims. By accepting an Award, each Participant recognizes and agrees that, prior to being selected by the Committee to receive an Award, such Participant has no right to any benefits under such Award. Accordingly, in consideration of a Participant’s receipt of any Award, each Participant expressly waives any right to contest the amount of any Award, the terms of this Plan or any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Firm or the Board or their delegees, or any amendment to this Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement), and the Participant expressly waives any claim related in any way to any Award including any claim based upon any promissory estoppel or other theory in connection with any Award and the Participant’s employment with the Firm.
     (j) Governing Law. All rights and obligations under this Plan and any Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.
     (k) Tax Withholding. In connection with any payments to a Participant or other event in accordance with this Plan (including the delivery of shares of GS Inc. common stock or other securities of GS Inc. (other property or cash) or the removal of any Transfer Restrictions) that gives rise to a federal, state, local or other tax withholding obligation relating to this Plan or any Award (including, without limitation, FICA tax), (i) the Firm may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to such Participant, whether or not pursuant to this Plan, (ii) the Committee shall be entitled to require that such Participant remit cash to the Firm (through payroll deduction or otherwise) or (iii) the Firm may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of the Firm to satisfy such withholding obligation.
     (l) Right of Offset. Subject to the provisions of Section 6(t), the Firm shall have the right to offset against its obligation to pay an Award (including its obligation to deliver shares of GS Inc. common stock or other securities of GS Inc. (or other property or cash) or remove any Transfer Restrictions) to any Participant, any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Firm pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to the Firm and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.
     (m) Severability; Entire Agreement. If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided that, if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. By accepting an Award, the Participant acknowledges that this Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.
     (n) No Third Party Beneficiaries. Unless otherwise specified in an applicable Award Agreement, neither this Plan nor any Award Agreement shall confer on any person other than the Firm and any Participant any rights or remedies hereunder; provided that the exculpation and indemnification provisions of Section 2(e) shall inure to the benefit of a Covered Person’s estate, beneficiaries and legatees.
     (o) Deliveries/Payments. Deliveries of shares of GS Inc. common stock or other property or payments of cash, in each case under any Award granted in accordance with this Plan, shall be made to the Participant reasonably promptly after the date specified in the Participant’s Award Agreement as a delivery or payment date (which, with regard to any equity-based award granted under the SIP, shall be the Delivery Date (as defined in the SIP)) or any other date such delivery or payment is called for, but in no case more than thirty (30) Business Days (as defined under the SIP) after such date.
     (p) Successors and Assigns. The terms of this Plan and each Award Agreement shall be binding upon and inure to the benefit of GS Inc. and its successors and assigns.

     (q) Plan Headings. The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
     (r) Construction. In the construction of this Plan, the singular shall include the plural, and vice versa, in all cases where such meanings would be appropriate.
     (s) Coordination with Other Plans. All equity-based Awards that require shareholder approval under the rules of the NYSE must be granted under, and must be consistent with and subject to all of the terms and conditions of, the SIP or another shareholder-approved plan, and the issuance of any equity securities in accordance with this Plan shall be contingent on the availability of equity securities under the SIP or another shareholder-approved plan. In the event of a conflict between the terms of this Plan or any Award Agreement and the SIP or any other shareholder-approved plan under which an Award is issued, the terms of the SIP or such other plan shall control, as the case may be. To the extent determined by the Committee, if a Participant also is a participant in The Goldman Sachs Amended and Restated Restricted Partner Compensation Plan (as it may be amended from time to time, the “RPCP”) or The Goldman Sachs Partner Compensation Plan (as it may be amended from time to time, the “PCP”) for a fiscal year, a Participant shall receive an Award under this Plan only to the extent that the amount payable to the Participant under the RPCP or the PCP, as applicable, equals or exceeds the value of all Awards to the Participant under this Plan for such calendar year, unless otherwise determined by the Committee. To the extent determined by the Committee, any Awards granted in accordance with this Plan for any calendar year shall be in satisfaction of any amount payable to the Participant under the RPCP or the PCP, as applicable. For purposes of the prior sentence, any equity-based Awards granted to a Participant shall be valued as provided under the terms of the RPCP or the PCP, as appropriate.
     (t) Section 409A.
          (1) It is the intention of the Firm that no Award granted to a U.S. taxpayer shall be “nonqualified deferred compensation” subject to Section 409A, unless and to the extent that the Committee specifically determines otherwise, and this Plan and the terms and conditions of all Awards shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of taxes and penalties on Participants pursuant to Section 409A. Notwithstanding anything to the contrary contained herein, neither the Firm nor the Committee nor any Covered Person shall have any liability to any Participant or otherwise if this Plan or any Award, vesting, exercise or payment of any Award hereunder are subject to the additional tax and penalties under Section 409A.
          (2) Notwithstanding any other provision of this Plan to the contrary, unless otherwise provided in an Award Agreement, with respect to any Award granted to a U.S. taxpayer that is “nonqualified deferred compensation” subject to Section 409A: (i) references to termination of the Participant’s employment will mean the Participant’s “separation from service” with the Firm (as such term is defined and used in Section 409A); (ii) if a Participant is deemed to be a “specified employee” (as determined by GS Inc. in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the Participant’s “separation from service”, any payments (whether in cash, shares of GS Inc. common stock or other securities of GS Inc. or other property) to be made with respect to the Award upon the Participant’s “separation from service” will be accumulated and paid (without interest) on the earlier of (x) first business day of the seventh month following the Participant’s “separation from service” and (y) the date of the Participant’s death; (iii) if the Award includes a “series of installment payments” (within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment; and (iv) to the extent necessary to comply with Section 409A, any other securities, other Awards or other property that GS Inc. may deliver in lieu of shares of GS Inc. common stock or other securities of GS Inc. in respect of an Award shall not have the effect of deferring delivery or payment, U.S. income inclusion, or a substantial risk of forfeiture beyond the date on which such delivery, payment or inclusion would occur or such risk of forfeiture would lapse, with respect to the shares of GS Inc. common stock or other securities of GS Inc. that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A).